Exhibit 10.11

December 11, 2015

Dear Jennifer,

It is our pleasure to extend an offer to you as EVP Chief Risk Officer effective, January 1, 2016. The position will report to Mariner Kemper, Chairman, President, & CEO.

This letter is to confirm the following details of our offer:

•	Effective January 4, 2016, a salary at a gross annual rate of $200,000, contingent upon approval by the Board Compensation Committee. Such salary shall be payable over 52 weeks as earned and in accordance with the Company’s standard payroll procedures.

•	Effective July 4, 2016, a salary at a gross annual rate of $227,000, contingent upon approval by the Board Compensation Committee. Such salary shall be payable over 52 weeks as earned and in accordance with the Company’s standard payroll procedures.

•	Eligibility to participate in the 2016 Short Term Incentive Program (STIP) contingent upon approval by the Board Compensation Committee, subject to all terms of the plan at a target of 35% of base pay.

•	Eligibility to participate in the 2016 Long Term Incentive Program (LTIP) contingent upon approval by the Board Compensation Committee, subject to all terms of the plan at 50% of base pay.

Please contact me if you have any questions.

Congratulations on your new position! We wish you continued success in your UMB career.

Sincerely,

Mariner Kemper

Chairman & CEO

I have read and accept the terms and conditions of this job offer.

Date